Exhibit 10.9

[Cautionary Note: This Agreement has been translated into English from the original Chinese language version.]

Agreement of Share Transfer

Transferor:	Li Yingsheng (hereinafter “Party A”)
Transferor:	Ding Xiaofeng (hereinafter “Party B”)
Transferor:	Ren Dongsheng (hereinafter “Party C”)

Transferee:	Shenzhen New Media Consulting Co., Ltd (hereinafter “Party D”)

Address:	Room 1915, Sunshine Golf Mansion, Shennan Av., Futian District, Shenzhen, PRC.

Register number:	110840

Shenzhen Media Investment Co., Limited (the “Company”) was incorporated on October 22, 2003 in Shenzhen, PRC which is jointly owned by Party A, Party B, Party C and the “Sale and Marketing Publishing House”. As of May 24, 2005, the Company’s registered capital is RMB 36,000,000. Party A, Party B and Party C own the equity of the Company with 25.86%, 15.17% and 20.78%, respectively and would transfer their 25.86%, 15.17% and 20.78% of the Company to Party D. Party D accepted such share transfer. According to the “Company law of the PRC” and the “Contract law of the PRC”, all aforesaid parties reached consent on the matter of the share transfer and entered into the following agreement:

1) The payment term for the consideration of the share transfer

i) Party A, Party B and Party C owned the Company with 25.86%, 15.17% and 20.78% respectively and according to the contract for the establishment of the Company, Party A, Party B and Party C have contributed RMB 9.3085 million, RMB 5.4615 million and RMB7.48 million as a registered capital, respectively. Currently, Party A, Party B, Party C who owned the Company with 25.86%, 15.17% and 20.78% respectively would transfer their 25.86%, 15.17% and 20.78% of the Company to Party D with total consideration of RMB 500,000.

ii) Party D should pay 20% of the total consideration which represents RMB 100,000 to the transferors within five business days after this agreement becomes effective. Also, the remaining of the payment (RMB 400,000) should be paid to the transferors within five business days after the closing of the share transfer.

2) Party A, Party B and Party C guaranteed that such shares have not been pledged to any third party.

3) Allocation of the profit and loss (included all debts) of the Company.

i) Party D will share profits, risks and losses of the Company that based on its share proportion.

ii) Once Party A, Party B and Party C sign this agreement, any liability that had not been informed to Part D before the share transfer and that caused Party D suffering any losses in this transaction , Party D have a right to recourse such losses from Party A, Party B and Party C.

4) Default

i) Once this agreement becomes effective, all parties involved should exercise their rights and fulfill their obligations. Any party fails to fulfill their obligations under this agreement should be liable for breach of the contract.

ii) If Party D is unable to make the payment on a timely basis, a daily 1% interest of the outstanding payment should be charged as a remedy for Party A, Party B and Party C. If Party D breaches the agreement and causes any loss to Party A, Party B and Party C, any extra compensation should be made when the 1% interest penalty is insufficient to compensate the actual losses suffered by Party A, Party B and Party C.

iii) If Party D either is unable to complete the share registration or has been affected significantly to execute this agreement caused by the conduct of Party A, Party B and Party C, Party A, Party B and Party C should pay 3% of the paid payment as a remedy to Party D. If the actual loss of Party D excesses such 3% of the paid payment, the extra remedy should be paid.

5) Amendment and Termination of the Agreement

It is agreed by four parties, this agreement may be amended or terminated. Any amendment or termination should be conducted through a negotiation among all parties involved and a separate amendment or termination agreement should be signed by all the parties and the signing would be witnessed by “Shenzhen International Hi-tech Technology Patent Exchange”.

6) The relevant expenses bearing:

All the relevant fees/expenses (such as witness fee, appraisal and auditing fees, and fee for change of registrations) in the course of share transfer should be eventually shared by all parties.

7) Settlement of disputes.

All disputes between the Parties arising out of or in connection with this agreement shall be settled between the Parties by discussion and mutual accord. If a mutual accord cannot be reached between the Parties, either party may submit the dispute to 1) Shenzhen Arbitral Institution; or 2) China International Economic and Trade Arbitration Commission (Shenzhen Sub-Commission) or 3) a court with jurisdiction.

8) Conditions of the agreement effectiveness:

This agreement becomes effective after it is duly signed and sealed by Party A, Party B, Party C and Party D. This signing shall be witnessed by “Shenzhen International Hi-tech Technology Patent Exchange”. In addition, all parties should change their registrations respectively with the relevant authorities after this agreement becomes effective.

9) This agreement has seven copies, each party, the Company and “Shenzhen International Hi-tech Technology Patent Exchange” have one copy and the remaining copy is sent to relevant governmental authority for records.

Transferors:	Transferee:
/s/ Yingsheng Li	Shenzhen New Media Consulting Co., Ltd
/s/ Xiaofeng Ding	(Corporate Seal)
/s/ Dongsheng Ren

Date: March 7, 2005